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                                                               EXHIBIT 23(h)-8a

CERTIFIED MAIL
RETURN RECEIPT REQUESTED

August 4, 1999

Great American Reserve Insurance Company
11814 N. Pennsylvania Street
Carmel, IN  46032
Attn:  L. Gregory Gloeckner

Dear Mr. Gloeckner:

Pursuant to Section 12.7 of the Participation Agreement, dated April 15, 1996 (the "Agreement"), among Great American Reserve Insurance Company, on its own behalf and on behalf of each segregated asset account set forth on Schedule A of the Agreement, Berger Institutional Products Trust and Berger Associates, Inc. ("Berger") seek your consent to an assignment. Berger desires to assign its interests, rights, duties and obligations under the Agreement to a newly formed subsidiary, Berger LLC. Berger LLC will be a Nevada limited liability company and will be registered as an investment adviser under the Investment Advisers Act of 1940 to which Berger will transfer all of its operating assets and business. Berger LLC will accept and assume all such assigned interests, rights, duties and obligations under the Agreement. Such assignment is intended to become effective September 30, 1999.

Please indicate your consent to such assignment by signing in the space indicated below and returning the originally executed consent in the enclosed self-addressed, postage prepaid envelope.

Sincerely,

Berger Associates, Inc.



By:
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   Brian S. Ferrie
   Vice President - Compliance

ACCEPTED AND AGREED TO
THIS _____ DAY OF __________, 1999

GREAT AMERICAN RESERVE INSURANCE COMPANY



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Name:
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